FOR RELEASE AT 7:00 A.M. ON DECEMBER 6, 2005

Contacts: Fresh Brands, Inc. Louis Stinebaugh, President and COO 920-457-4433

John H. Dahly, Chief Financial Officer 920-457-4433

Jonathan B. Hoenecke, Vice President of Finance 920-457-4433

FRESH BRANDS, INC. ANNOUNCES AGREEMENT TO BE ACQUIRED BY AN
AFFILIATE OF CERTIFIED GROCERS MIDWEST, INC. FOR $7.05 PER SHARE

Sheboygan, Wis. (December 6, 2005) 7:00 a.m. — Fresh Brands, Inc. (NASDAQ: FRSH) announced today that it has signed a definitive merger agreement to be acquired by an affiliate of the Chicago-based grocery wholesale cooperative, Certified Grocers Midwest, Inc., in a transaction valued at approximately $100 million, which includes assumed debt and certain other liabilities.

Under the terms of the merger agreement, each outstanding share of Fresh Brands’ common stock will be converted into the right to receive $7.05 in cash. Fresh Brands currently has 4,931,934 shares of common stock outstanding.

“We are very excited about combining our company with Certified in this transaction, which will greatly benefit all of our shareholders, franchisees, employees and vendors,” said Louis Stinebaugh, Fresh Brands’ President and Chief Operating Officer. “We believe that this merger provides an opportunity for us to further lower our product costs, realize operating synergies and efficiencies, and deliver an even more effective value proposition to our franchisees and retail customers, while also providing us with greater financial support and flexibility to grow our business in the future,” said Stinebaugh.

Ken Koester, President and Chief Executive Officer of Certified, said, “The acquisition of Fresh Brands provides many opportunities to strengthen both organizations. Certified is looking forward to working with the associates of Fresh Brands because both organizations are dedicated to providing independent supermarket operators with excellent service at a low cost. We are owned by successful independent supermarket operators and believe that the enhanced buying power and other benefits of the merger will provide great value and opportunities to the Fresh Brands franchisees as well as the independent supermarket operators that we serve.”

The proposed merger is expected to be completed in the first quarter of 2006. The transaction is subject to approval by Fresh Brands’ shareholders and other customary closing conditions. The transaction is not subject to a financing contingency and the obligations of Certified’s affiliate to pay the merger price to Fresh Brands’ shareholders upon the closing of the merger have been guaranteed by Certified. A commitment letter for $115 million of financing has been obtained by Certified from a bank syndicate led by J.P. Morgan Chase to provide, subject to customary conditions, all necessary debt financing to fund the transaction and to provide funds for the ongoing operation of the businesses.

William Blair & Company, L.L.C. served as financial advisor to Fresh Brands’ Board of Directors and provided the Board with a fairness opinion.

Conference Call Information

Fresh Brands’ management will discuss the items disclosed in this press release in a conference call on Tuesday, December 6, 2005 at 1:00 p.m. CDT (2:00 p.m. EDT). The call can be accessed by dialing 1-800-559-9370 (confirmation number is 13371149; host is Mr. Louis Stinebaugh, company is Fresh Brands, Inc.).

About Fresh Brands

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 74 franchised supermarkets, 20 corporate-owned supermarkets and two corporate-owned convenience stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Supermarkets are located through Wisconsin, northern Illinois and Iowa. For more information, please visit the Company’s corporate web site at www.fresh-brands.com or its consumer web sites and www.shopthepig.com and www.dickssupermarkets.com.

Where You Can Find Additional Information

Fresh Brands will promptly file with the SEC a current report on Form 8-K, which will include the merger agreement and related documents. In connection with the proposed merger, Fresh Brands will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders a proxy statement. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Fresh Brands, Inc. 2215 Union Avenue, Sheboygan, WI 53081, Attention: Corporate Secretary, Telephone 920-457-4433, or from Fresh Brands’ website, www.fresh-brands.com. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Fresh Brands.

Fresh Brands and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Fresh Brands in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Fresh Brands’ proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Fresh Brands common stock as of March 30, 2005 is also set forth in the Schedule 14A filed by Fresh Brands on April 12, 2005 with the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe the Company’s future plans, objectives, strategies or goals are also forward-looking statements. Forward statements include statements about the expected timing, completion and effects of the proposed merger. In addition, the Company may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of the Company are described in Fresh Brands’ filings with the SEC, including Fresh Brands’ annual report on Form 10-K for the fiscal year ended January 1, 2005. Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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